EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-128691) on Form S-8 of Franklin Resources, Inc. of our report dated February 25, 2016, with respect to the statements of net assets available for benefits of the Franklin Templeton 401(k) Retirement Plan as of September 30, 2015 and 2014, the statement of changes in net assets available for benefits for the year ended September 30, 2015, and the related supplemental schedule as of September 30, 2015, appearing in this Annual Report (Form 11-K) of the Franklin Templeton 401(k) Retirement Plan.

/s/ Moss Adams LLP
San Francisco, California
February 25, 2016